                                                                  CONFORMED COPY


                  AMENDMENT NO. 1 TO REVOLVING CREDIT AGREEMENT


         AMENDMENT dated as of September 16, 1996 to the Credit Agreement dated as of December 20, 1995 (the "Revolving Credit Agreement") among UNITED STATES SURGICAL CORPORATION, the ELIGIBLE SUBSIDIARIES referred to therein, the BANKS and ISSUING BANKS party thereto, the YEN LENDERS party thereto, MORGAN GUARANTY TRUST COMPANY OF NEW YORK, as Documentation Agent, NATIONSBANK, N.A., as Administrative Agent, and THE BANK OF NEW YORK, as Yen Administrative Agent.

         WHEREAS, the Company desires to amend the Revolving Credit Agreement in contemplation of its acquisition of Circon (as defined below) and in contemplation of its entering into a Term Credit Agreement (as defined below) to finance such acquisition;

         WHEREAS, the Company desires to amend the Revolving Credit Agreement to exclude from fixed charges any additional preferred dividend declared by it but not paid in connection with the redemption of its Series A Convertible Preferred Stock and to exclude from the denominator of the fixed charge coverage ratio the accrual of expenses in respect of contingent rental payments under the North Haven Financing Documents;

         WHEREAS, the Company desires to amend the Revolving Credit Agreement to exclude the effect of certain purchase accounting requirements under the definition of Consolidated EBITDA;

         WHEREAS, the Company desires to make certain other amendments to the Revolving Credit Agreement for other purposes; and

         WHEREAS, the undersigned Lenders are willing to agree to such amendments;

         NOW, THEREFORE, the undersigned parties agree as follows:

         SECTION 1. Definitions; References. Unless otherwise specifically defined herein, each term used herein which is defined in the Revolving Credit Agreement has the meaning assigned to such term in the Revolving Credit Agreement. Each reference to "hereof", "hereunder", "herein" and "hereby" and each other similar reference and each reference to "this Agreement" and each other similar reference contained in the Revolving Credit Agreement shall from and after the date hereof refer to the Revolving Credit Agreement as amended hereby.

         SECTION 2. New Definitions. The following definitions are added to
Section 1.1 of the Revolving Credit Agreement in the appropriate alphabetical order:

                  "Acquisition" means the acquisition of Circon by the Purchaser as described in the Tender Offer Documents.

                  "Circon" means Circon Corporation, a Delaware corporation.

                  "Merger" means a merger of Circon into the Purchaser or of the Purchaser into Circon as contemplated by the Tender Offer Documents.

                  "Purchaser" means USS Acquisition Corp., a Delaware corporation wholly owned by the Company.

                  "Tender Offer" means the offer by the Purchaser to purchase shares of Circon pursuant to the terms of the Tender Offer Documents.

                  "Tender Offer Documents" means the Offer to Purchase for Cash All Outstanding Shares of Common Stock of Circon Corp. by USS Acquisition Corp., a wholly owned subsidiary of United States Surgical Corporation, dated August 2, 1996, as well as the Letter of Transmittal and other tender offer materials relating thereto, as such documents may be amended or otherwise changed from time to time as permitted by the Term Credit Agreement.

                  "Term Credit Agreement" means the Credit Agreement substantially in the form of the draft dated September 12, 1996 among the Company, the lenders party thereto, The Bank of New York, as Administrative Agent, and Morgan Guaranty Trust Company of New York, as Documentation Agent, as amended from time to time.

         SECTION 3. Amended Definitions. The following definitions in Section
1.1 of the Revolving Credit Agreement are amended as follows:

         (a) The definition of Consolidated EBITDA is amended to read in its entirety as follows:

                           "Consolidated EBITDA" means, for any period, the sum of (i) the consolidated net income of the Company and its Consolidated Subsidiaries for such period (excluding any extraordinary income or extraordinary charges) plus (ii) to the extent deducted in determining such consolidated net income, the sum of:

                  (A) Consolidated Net Interest Expense;

                  (B) income taxes;

                  (C) depreciation, amortization and write-offs of assets theretofore being depreciated or amortized (or the creation or increase of reserves against such assets);

                  (D) the cost of settling any or all of the lawsuits referred to under the caption "Legal Proceedings" in the Company's 1994 Form 10-K or the Company's Latest Form 10-Q; provided that the aggregate amount added pursuant to this clause (D) with respect to all Fiscal Quarters ending after September 30, 1995 shall not exceed $25,000,000;

                  (E) non-cash charges related to real estate subject to the U.I.S. Financing Documents; provided that the aggregate amount added pursuant to this clause (E) with respect to all Fiscal Quarters ending after September 30, 1995 shall not exceed $35,000,000;

                  (F) the amount of purchased research and development expensed and the reduction in gross profits attributable to the write-up of inventory, in each case as recognized in connection with purchase accounting for the Acquisition; and

                  (G) the amount of purchased research and development expensed and the reduction in gross profits attributable to the write-up of inventory, in each case as recognized in connection with purchase accounting for one or more acquisitions of a going-concern business (other than the Acquisition); provided that the aggregate amount added pursuant to this clause (G) with respect to all Fiscal Quarters ending after June 30, 1996 shall not exceed $30,000,000.

         (b) The definition of North Haven Financing Documents is amended by replacing "Bakers Properties Limited Partnership" with "Baker Properties Limited Partnership".

         (c) The definition of Person is amended by adding " limited liability company," after "corporation,".

         SECTION 4. Information. Section 6.1(l) of the Revolving Credit Agreement is amended to read as follows:

                  (l) upon execution thereof, a copy of each amendment, waiver or other document modifying the Term Credit Agreement or any Other Existing Debt Document; and

         SECTION 5. Fixed Charge Coverage Ratio. Section 6.9 of the Revolving Credit Agreement is amended to read as follows:

                  SECTION 6.9. Fixed Charge Coverage. At the end of each Fiscal Quarter commencing with the Fiscal Quarter ending September 30, 1996, the ratio of (i) the sum of Consolidated EBITDA plus Consolidated Net Rent Expense less Consolidated Capital Expenditures to (ii) the sum of Consolidated Net Interest Expense plus Consolidated Net Rent Expense (excluding amounts attributable to Contingent CPI Rent (as defined in the North Haven Lease) as expensed) plus Preferred Dividends (excluding any one-time additional preferred dividend declared but not paid in connection with a call for redemption of the Company's Series A Convertible Preferred Stock) plus Other Scheduled Debt Payments, in each case for the period of four consecutive Fiscal Quarters then ended, will not be less than 1.6:1; provided that such ratio may be less than 1.6:1, but shall not be less than 1.5:1, at the end of each of the first four full Fiscal Quarters ending after the Merger is consummated.

         SECTION 6. Investments. Section 6.11 of the Revolving Credit Agreement is amended to read as follows:

                  SECTION 6.11. Investments. Neither the Company nor any Subsidiary will make or acquire any Investment in any Person, other than:

                  (i) Permitted Temporary Cash Investments;

                  (ii) any Investment in a Person which is a Consolidated
             Subsidiary immediately after such Investment is made;

                  (iii) any Debt of a buyer received as all or part of the
             consideration for an Asset Sale permitted by Section 6.14;

                  (iv) any investment in a trust or other entity created for purposes of any Permitted Asset Securitization; and

                  (v) any other Investment if, immediately after such Investment is made, the aggregate original cost of all Investments made by the Company and its Subsidiaries after September 30, 1995 pursuant to this clause (v) does not exceed 10% of Consolidated Net Worth as of the end of the most recently ended Fiscal Quarter.

Prior to the Closing Date (as defined in the Term Credit Agreement), purchases of shares of common stock of Circon shall constitute Investments for purposes of clause (v) above; thereafter such purchases shall be deemed to be permitted by clause

(ii) above and shall not be included in Investments made pursuant to clause (v) above.

         SECTION 7. Clarification as to Dividend and Common Stock Payments.
Section 6.12(a) of the Revolving Credit Agreement is amended by replacing the phrase "in clause (ii) of this Section " on the fourth line of the proviso with "in this subsection (a)".

         SECTION 8. Prepayment of Other Debt. Section 6.17(a) of the Revolving Credit Agreement is amended to read as follows:

                  SECTION 6.17. Prepayment of Other Debt. (a) The Company will not, and will not permit any Subsidiary to, directly or indirectly, redeem, retire, purchase, acquire or otherwise make any payment in respect of any Debt (other than (W) the Notes, (x) Debt of Circon outstanding prior to the Merger in an aggregate principal amount not exceeding $75,000,000, (y) Debt outstanding under the Term Credit Agreement from time to time in an aggregate principal amount not exceeding $175,000,000 and (z) the Yen Notes and Intercompany Debt) of the Company or any Subsidiary more than 21 days before the stated due date thereof, unless such payment is made with the net cash proceeds of
         (i) Debt specifically incurred for such purpose and containing terms and conditions substantially similar to or more favorable to the Company and the Lenders than the Debt with respect to which such payment is made, (ii) common stock of the Company sold after September 30, 1995 or (iii) preferred stock of the Company sold after September 30, 1995 which is not subject to redemption, repurchase or other acquisition by the Company or any Subsidiary (except redemption or repurchase at the option of the Company) under any circumstances prior to February 5, 2001.

         SECTION 9. Pricing Schedule. The Pricing Schedule is amended by replacing the words "For purposes" in the second paragraph of the Pricing Schedule with the words "Subject to the last sentence" and by adding the following sentence to the end of the Pricing Schedule:

                  Notwithstanding the foregoing, Pricing Level IV shall apply for the Closing Date (as defined in the Term Credit Agreement) and for each day thereafter until the beginning of the first Pricing Period for which the Prior Fiscal Quarter ends after such Closing Date.

         SECTION 10. Rights Otherwise Unaffected. This Amendment is limited to the matters expressly set forth herein. Except to the extent specifically amended or waived hereby, all terms of the Revolving Credit Agreement shall remain in full force and effect.

         SECTION 11. Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of New York.

         SECTION 12. Counterparts. This Amendment may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

         SECTION 13. Effectiveness. This Amendment shall become effective when:

                  (i) the Documentation Agent shall have received from each of the Required Lenders and the Company either a counterpart hereof signed by such party or telex, facsimile or other written confirmation from such party that it has signed a counterpart hereof;

                  (ii) each of the Lenders shall have received a copy of the Term Credit Agreement;

                  (iii) the Term Credit Agreement shall have become effective pursuant to its terms;

                  (iv) the Administrative Agent shall have received for the account of the Lenders (ratably in accordance with their Commitments) an amendment fee equal to 0.05% of the aggregate amount of the Commitments; and

                  (v) the Documentation Agent shall have received from a Responsible Officer a certificate to the effect that (a) no Default has occurred and is continuing and (b) the representations and warranties in the Revolving Credit Agreement are true, in each case on and as of the date on which this Amendment becomes effective.

         IN WITNESS WHEREOF, the undersigned parties have caused this Amendment to be duly executed as of the date first above written.


                                         UNITED STATES SURGICAL CORPORATION


                                         By:     /s/ Richard A. Douville
                                                 -------------------------------
                                                 Title:  Chief Financial Officer



                                         BANK OF AMERICA ILLINOIS


                                         By:     /s/ Wendy L. Loring
                                                 -------------------------------
                                                 Title:  Vice President



                                         THE BANK OF NEW YORK


                                         By:     /s/ David C. Judge
                                                 ------------------------------
                                                 Title:   Vice President



                                         MORGAN GUARANTY TRUST COMPANY
                                                 OF NEW YORK


                                         By:     /s/ Penelope J.B. Cox
                                                 -------------------------------
                                                 Title:   Vice President



                                         NATIONSBANK, N.A.


                                         By:     /s/ Lucine A. Kirchhoff
                                                 -------------------------------
                                                 Title:   Senior Vice President

                                          CREDITANSTALT CORPORATE FINANCE, INC.


                                          By:     /s/ Clifford L. Wells
                                                  ------------------------------
                                                  Title: Vice President


                                          By:     /s/ Stacy Harmon
                                                  ------------------------------
                                                  Title: Senior Associate



                                          COOPERATIEVE CENTRALE
                                          RAIFFEISEN-BOERENLEENBANK,
                                          B.A., "RABOBANK NEDERLAND",
                                          NEW YORK BRANCH


                                          By:    /s/ Ian Reece
                                                 -------------------------------
                                                 Title: Vice President & Manager


                                          By:     /s/ Dana W. Hemenway
                                                  ------------------------------
                                                  Title: Vice President



                                          BANCA POPOLARE DI MILANO -
                                          NEW YORK BRANCH


                                          By:     /s/ Anthony Franco
                                                  ------------------------------
                                                  Title: Executive Vice
                                                     President & General Manager


                                          By:     /s/ Fulvio Montanari
                                                  ------------------------------
                                                  Title: First Vice President



                                          BANK OF BOSTON CONNECTICUT


                                          By:     /s/ W. Lincoln Schoff, Jr.
                                                  ------------------------------
                                                  Title: Director

                                          CORESTATES BANK, N.A.

                                          By:    /s/ Brian M. Haley
                                                 -------------------------------
                                                 Title: Vice President



                                          PNC BANK, NATIONAL ASSOCIATION


                                          By:    /s/ Frank A. Taucher
                                                 -------------------------------
                                                 Title: Vice President



                                          THE DAI-ICHI KANGYO BANK, LTD.


                                          By:    /s/ Thomas M. Fennessey
                                                 -------------------------------
                                                 Title: Assistant Vice President



                                          BANQUE NATIONALE DE PARIS


                                          By:    /s/ Sophie Revillard Kaufman
                                                 -------------------------------
                                                 Title: Vice President


                                          By:    /s/ Gwen Abbott
                                                 -------------------------------
                                                 Title: Assistant Vice President



                                         THE CHASE MANHATTAN BANK,
                                         A NEW YORK BANKING CORPORATION,
                                         FORMERLY KNOWN AS CHEMICAL
                                         BANK, SUCCESSOR-BY-MERGER TO THE
                                         CHASE MANHATTAN BANK (NATIONAL
                                         ASSOCIATION)




                                         By:     /s/ Joan F. Garvin
                                                 -------------------------------
                                                 Title:  Vice President


                                         COMMERZBANK AKTIENGESELLSCHAFT
                                         NEW YORK BRANCH


                                         By:     /s/ A. Campbell
                                                 -------------------------------
                                                 Title:  Assistant Cashier

                                         By:     /s/ S. Viswanathan
                                                 -------------------------------
                                                 Title:  Vice President



                                         SUNTRUST BANK, ATLANTA


                                         By:     /s/ Craig Farnsworth
                                                 -------------------------------
                                                 Title: Vice President



                                         UNION BANK OF SWITZERLAND


                                         By:
                                                 -------------------------------
                                                 Title:


                                         By:
                                                 -------------------------------
                                                 Title:


                                        THE FUJI BANK, LIMITED,
                                        NEW YORK BRANCH


                                        By:      /s/ Masanabu Kobayashi
                                                 -------------------------------
                                                 Title: Vice President & Manager



                                        THE INDUSTRIAL BANK OF JAPAN
                                        TRUST COMPANY




                                        By:     /s/ J. Kenneth Biegen
                                                --------------------------------
                                                Title: Senior Vice President

                                        MELLON BANK, N.A.


                                        By:     /s/ John Paul Marotta
                                                -------------------------------
                                                Title: Assistant Vice President



                                        THE BANK OF TOKYO-MITSUBISHI LTD,

                                        NEW YORK BRANCH


                                        By:     /s/ Sharon E. Fountain
                                                --------------------------------
                                                Title: Attorney-In-Fact



                                        THE SUMITOMO BANK, LTD. -
                                        NEW YORK BRANCH


                                        By:     /s/ Yoshinori Kawamura
                                                --------------------------------
                                                Title:  Joint General Manager

                                                                  CONFORMED COPY

                                  $175,000,000

                                CREDIT AGREEMENT

                                   dated as of

                               September 16, 1996

                                      among

                       United States Surgical Corporation

                            The Lenders Party Hereto

                              The Bank of New York
                             as Administrative Agent

                                       and

                    Morgan Guaranty Trust Company of New York
                             as Documentation Agent

                                   ----------

                                  Arranged By:

                          J.P. Morgan Securities, Inc.
                                 as Co-Arranger

                               BA Securities, Inc.
                                 as Co-Arranger

                        NationsBanc Capital Markets, Inc.
                                 as Co-Arranger

                                       and

                              The Bank of New York
                                 as Co-Arranger

                                TABLE OF CONTENTS


                                                                                    Page
                                    ARTICLE 1

                                   DEFINITIONS

1.1.     Definitions............................................................       1
1.2.     Accounting Terms and Determinations  ..................................      17

                                    ARTICLE 2

                                   THE CREDITS

2.1.     Commitments to Lend  ..................................................      18
2.2.     Method of Borrowing....................................................      18
2.3.     Notes..................................................................      19
2.4.     Maturity of Loans......................................................      20
2.5.     Interest Rates.........................................................      20
2.6.     Method of Electing Interest Rates  ....................................      24
2.7.     Facility Fee...........................................................      25
2.8.     Termination or Reduction of Commitments  ..............................      25
2.9.     Optional Prepayments...................................................      26
2.10.      General Provisions as to Payments  ..................................      26
2.11.      Funding Losses.......................................................      27
2.12.      Computation of Interest and Fees  ...................................      28
2.13.      Effect of Permitted Asset Securitization  ...........................      28

                                    ARTICLE 3

                                   CONDITIONS

3.1.     Closing................................................................      28
3.2.     Borrowings.............................................................      30

                                    ARTICLE 4

                         REPRESENTATIONS AND WARRANTIES

4.1.     Corporate Existence and Power  ........................................      31
4.2.     Corporate and Governmental Authorization; No Contravention  ...........      31
4.3.     Binding Effect.........................................................      31



4.4.     Financial Information..................................................     31
4.5.     Litigation.............................................................     32
4.6.     Compliance with ERISA..................................................     32
4.7.     Environmental Matters..................................................     32
4.8.     Taxes..................................................................     33
4.9.     Subsidiaries...........................................................     33
4.10.      Not an Investment Company  ..........................................     33
4.11.      Full Disclosure......................................................     33
4.12.      Other Existing Debt Documents  ......................................     34
4.13.      No Default under Other Agreements  ..................................     34
4.14.      Compliance with Laws.................................................     34

                                    ARTICLE 5

                                    COVENANTS

5.1.     Information............................................................     35
5.2.     Payment of Obligations.................................................     37
5.3.     Maintenance of Property; Insurance  ...................................     38
5.4.     Conduct of Business and Maintenance of Existence  .....................     38
5.5.     Compliance with Laws...................................................     39
5.6.     Inspection of Property, Books and Records  ............................     39
5.7.     Minimum Consolidated Net Worth  .......................................     39
5.8.     Leverage Ratio.........................................................     39
5.9.     Fixed Charge Coverage..................................................     39
5.10.      Negative Pledge......................................................     40
5.11.      Investments..........................................................     41
5.12.      Dividends and Common Stock Payments  ................................     41
5.13.      Limitation on Subsidiary Debt  ......................................     42
5.14.      Asset Sales..........................................................     43
5.15.      Consolidations and Mergers ..........................................     43
5.16.      Transactions with Affiliates.........................................     44
5.17.      Prepayment of Other Debt  ...........................................     44
5.18.      Other Existing Debt Documents  ......................................     45
5.19.      Use of Proceeds......................................................     45

                                    ARTICLE 6

                                    DEFAULTS

6.1.     Events of Default......................................................     45
6.2.     Notice of Default......................................................     48

                                                                                    Page


                                   ARTICLE 7

                            THE AGENTS AND ARRANGERS

7.1.     Appointment and Authorization  ........................................     48
7.2.     Agents and Affiliates..................................................     48
7.3.     Action by Agents.......................................................     49
7.4.     Consultation with Experts; Attorneys in Fact  .........................     49
7.5.     Liability of Agents....................................................     49
7.6.     Indemnification........................................................     50
7.7.     Credit Decision........................................................     50
7.8.     Successor Agents.......................................................     50
7.9.     Fees Payable...........................................................     51
7.10.      Arrangers............................................................     51

                                    ARTICLE 8

                             CHANGE IN CIRCUMSTANCES

8.1.     Basis for Determining Interest Rate Inadequate or Unfair ..............     51
8.2.     Illegality.............................................................     52
8.3.     Increased Cost and Reduced Return  ....................................     52
8.4.     Taxes..................................................................     53
8.5.     Base Rate Loans Substituted for Affected Fixed Rate Loans  ............     55

                                    ARTICLE 9

                                  MISCELLANEOUS

9.1.     Notices................................................................     56
9.2.     No Waivers.............................................................     56
9.3.     Expenses; Indemnification..............................................     56
9.4.     Sharing of Set-Offs....................................................     57
9.5.     Amendments and Waivers  ...............................................     57
9.6.     Successors and Assigns.................................................     58
9.7.     Confidentiality........................................................     60
9.8.     Collateral.............................................................     60
9.9.     Governing Law; Submission to Jurisdiction  ............................     60
9.10.      Counterparts; Integration; Effectiveness  ...........................     61
9.11.      WAIVER OF JURY TRIAL  ...............................................     61
9.12.      COMMERCIAL TRANSACTION; WAIVER OF RIGHTS  ...........................     61

Pricing Schedule

EXHIBIT A - Note

EXHIBIT B - Opinion of Counsel for the Company
EXHIBIT C - Opinion of Special Counsel for the Documentation Agent EXHIBIT D - Assignment and Assumption Agreement
EXHIBIT E - Calculation of Funding Losses
EXHIBIT F - List of Company's Active Subsidiaries
EXHIBIT G - List of Disclosure Documents
EXHIBIT H - List of Existing Liens Securing Debt

                                PRICING SCHEDULE

                  The "Euro-Dollar Margin", "CD Margin" and "Facility Fee Rate", for any day, are the respective rates per annum set forth below in the applicable row under the column corresponding to the Pricing Level that applies on such day:

-----------------------------------------------------------------------------------------
                LEVEL I    LEVEL II     LEVEL III      LEVEL IV      LEVEL V     LEVEL VI
-----------------------------------------------------------------------------------------
Euro-Dollar      .225%      .325%         .425%          .525%        .600%        .650%
Margin
-----------------------------------------------------------------------------------------
CD Margin        .350%      .450%         .550%          .650%        .725%        .775%
-----------------------------------------------------------------------------------------
Facility         .150%      .175%         .200%          .225%        .275%        .350%
Fee Rate
-----------------------------------------------------------------------------------------

                  Subject to the last sentence of this Pricing Schedule, the following terms have the following meanings:

                  "Level I Pricing" applies on any day during any Pricing Period if the Pricing Ratio for such Pricing Period is less than or equal to 1.5.

                  "Level II Pricing" applies on any day during any Pricing Period if the Pricing Ratio for such Pricing Period is greater than 1.5 but less than or equal to 2.0.

                  "Level III Pricing" applies on any day during any Pricing Period if the Pricing Ratio for such Pricing Period is greater than 2.0 but less than or equal to 2.5.

                  "Level IV Pricing" applies on any day during any Pricing Period if the Pricing Ratio for such Pricing Period is greater than 2.5 but less than or equal to 3.0.

                  "Level V Pricing" applies on any day during any Pricing Period if the Pricing Ratio for such Pricing Period is greater than 3.0 but less than or equal to 3.5.

                  "Level VI Pricing" applies on any day if no other Pricing Level applies on such day.

                  "Pricing Level" refers to the determination of which of Level I Pricing, Level II Pricing, Level III Pricing, Level IV Pricing, Level V Pricing or Level VI Pricing applies on any day.

                  "Pricing Period" means a period from and including the 46th day after the end of any Fiscal Quarter to and including the 45th day after the end of the next succeeding Fiscal Quarter.

                  "Pricing Ratio" for any Pricing Period means the ratio of (i) Consolidated Debt at the end of the Prior Fiscal Quarter to (ii) Consolidated EBITDA for the period of four consecutive Fiscal Quarters then ended.

                  "Prior Fiscal Quarter" for any Pricing Period means the Fiscal Quarter ended 46 days before such Pricing Period begins.

                  Notwithstanding the foregoing, Pricing Level IV shall apply for the Closing Date and for each day thereafter until the beginning of the first Pricing Period for which the Prior Fiscal Quarter ends after such Closing Date.

                                                                       EXHIBIT A

                                      NOTE

                                                       New York, New York
                                                       ___________ __, 199_

                  For value received, United States Surgical Corporation, a Delaware corporation (the "Company"), promises to pay to the order of _______________ (the "Lender"), for the account of its Applicable Lending Office, the unpaid principal amount of each Loan made by the Lender to the Company pursuant to the Credit Agreement referred to below on the maturity date provided for in the Credit Agreement. The Company promises to pay interest on the unpaid principal amount of each such Loan on the dates and at the rate or rates provided for in the Credit Agreement. All such payments of principal and interest shall be made in lawful money of the United States in Federal or other immediately available funds at the office of The Bank of New York.

                  All Loans made by the Lender, the respective types thereof and all repayments of the principal thereof shall be recorded by the Lender and, if the Lender so elects in connection with any transfer or enforcement hereof, appropriate notations to evidence the foregoing information with respect to each such Loan then outstanding may be endorsed by the Lender on the schedule attached hereto, or on a continuation of such schedule attached to and made a part hereof; provided that the failure of the Lender to make any such recordation or endorsement shall not affect the obligations of the Company hereunder or under the Credit Agreement.

                  This note is one of the Notes referred to in the Credit Agreement dated as of September 16, 1996 among United States Surgical Corporation, the Lenders party thereto, The Bank of New York, as Administrative Agent, and Morgan Guaranty Trust Company of New York, as Documentation Agent (as the same may be amended from time to time, the "Credit Agreement"). Terms defined in the Credit Agreement are used herein with the same meanings. Reference is made to the Credit Agreement for provisions for the prepayment hereof and the acceleration of the maturity hereof.

                                            UNITED STATES SURGICAL CORPORATION

                                            By____________________
                                              Name:
                                              Title:

                         LOANS AND PAYMENTS OF PRINCIPAL

------------------------------------------------
               Amount       Type      Amount of
                 of          of       Principal                      Notation
   Date         Loan        Loan       Repaid                         Made By

------------------------------------------------

------------------------------------------------

------------------------------------------------

------------------------------------------------

------------------------------------------------

------------------------------------------------

------------------------------------------------

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                                        3

                                                                       EXHIBIT B

                                   OPINION OF
                             COUNSEL FOR THE COMPANY

                                                          ________________, 199_

To the Lenders and the Agents
  Referred to Below
c/o Morgan Guaranty Trust Company
  of New York, as Documentation Agent
60 Wall Street
New York, New York  10260

Ladies and Gentlemen:

                  I have acted as counsel for United States Surgical Corporation (the "Company") in connection with the Credit Agreement (the "Credit Agreement") dated as of September 16, 1996 among the Company, the Lenders party thereto, The Bank of New York, as Administrative Agent, and Morgan Guaranty Trust Company of New York, as Documentation Agent. Terms defined in the Credit Agreement are used herein as therein defined. This opinion is being rendered to you at the request of my client pursuant to Section 3.1(a)(ii) of the Credit Agreement.

                  I have examined originals or copies, certified or otherwise identified to my satisfaction, of such documents, corporate records, certificates of public officials and other instruments and have conducted such other investigations of fact and law as I have deemed necessary or advisable for purposes of this opinion.

                  Upon the basis of the foregoing, I am of the opinion that:

                  1. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.

                  2. The execution, delivery and performance by the Company of the Credit Agreement and the Notes are within its corporate powers, have been duly authorized by all necessary corporate action, require no action by or in respect of, or filing with (excepting such filings as may be required for reporting purposes under the federal securities laws), any governmental body, agency or official and do not contravene, or constitute a default under, any provision of applicable law or regulation or of the certificate of incorporation or by-laws of the Company. The execution, delivery and performance by the Company of the Credit Agreement and the Notes do not contravene or constitute a default under any agreement, judgment, injunction, order, decree or other instrument binding upon the Company or any of its Subsidiaries or result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries.

                  3. The Credit Agreement constitutes a valid and binding agreement of the Company and each Note constitutes a valid and binding obligation of the Company, in each case enforceable in accordance with its terms, except as the same may be limited by bankruptcy, insolvency or similar laws affecting creditors' rights generally and by general principles of equity.

                  4. There is no action, suit or proceeding pending against, or to the best of my knowledge threatened against or affecting, the Company or any of its Subsidiaries before any court or arbitrator or any governmental body, agency or official which could reasonably be expected to result in an adverse decision that would materially adversely affect the business, financial position, operations or properties of the Company and its Consolidated Subsidiaries, considered as a whole, or which in any manner draws into question the validity or enforceability of the Credit Agreement or the Notes.

                  5. Each of the Company's active corporate Subsidiaries is a corporation validly existing and in good standing under the laws of its jurisdiction of incorporation, and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.

                                                               Very truly yours,

                                                                       EXHIBIT C

                                   OPINION OF
                     DAVIS POLK & WARDWELL, SPECIAL COUNSEL
                           FOR THE DOCUMENTATION AGENT

                                                          ________________, 199_

To the Lenders and the Agents
  Referred to Below
c/o Morgan Guaranty Trust Company
  of New York, as Documentation Agent
60 Wall Street
New York, New York  10260

Ladies and Gentlemen:

                  We have participated in the preparation of the Credit Agreement (the "Credit Agreement") dated as of September 16, 1996 among United States Surgical Corporation, a Delaware corporation (the "Company"), the Lenders party thereto, The Bank of New York, as Administrative Agent, and Morgan Guaranty Trust Company of New York, as Documentation Agent (the "Documentation Agent"), and have acted as special counsel for the Documentation Agent for the purpose of rendering this opinion pursuant to Section 3.1(a)(iii) of the Credit Agreement. Terms defined in the Credit Agreement are used herein as therein defined.

                  We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments and have conducted such other investigations of fact and law as we have deemed necessary or advisable for purposes of this opinion.

                  Upon the basis of the foregoing, we are of the opinion that the Credit Agreement and each Note constitutes a valid and binding obligation of the Company, in each case enforceable in accordance with its terms, except as the same may be limited by bankruptcy, insolvency or similar laws affecting creditors' rights generally and by general principles of equity.

                  We are members of the Bar of the State of New York and the foregoing opinion is limited to the laws of the State of New York and the

General Corporation Law of the State of Delaware. In giving the foregoing opinion, we express no opinion as to the effect (if any) of any law of any jurisdiction (except the State of New York) in which any Lender is located which limits the rate of interest that such Lender may charge or collect.

                  This opinion is rendered solely to you in connection with the above matter. This opinion may not be relied upon by you for any other purpose or relied upon by any other person without our prior written consent.

                                                               Very truly yours,

                                                                       EXHIBIT D

                       ASSIGNMENT AND ASSUMPTION AGREEMENT



                  AGREEMENT dated as of _________, 19__ among (NAME OF ASSIGNOR) (the "Assignor"), (NAME OF ASSIGNEE) (the "Assignee"), UNITED STATES SURGICAL CORPORATION (the "Company") and THE BANK OF NEW YORK, as Administrative Agent (the "Administrative Agent").

                  WHEREAS, this Assignment and Assumption Agreement (the "Agreement") relates to the Credit Agreement dated as of September 16, 1996 among the Company, the Assignor and the other Lenders party thereto, the Administrative Agent and Morgan Guaranty Trust Company of New York, as Documentation Agent (as amended from time to time, the "Credit Agreement");

                  [WHEREAS, as provided under the Credit Agreement, the Assignor has an unused Commitment to make Loans to the Company in an aggregate principal amount not to exceed $__________;]

                  WHEREAS, Loans made to the Company by the Assignor under the Credit Agreement in the aggregate principal amount of $__________ are outstanding at the date hereof; and

                  WHEREAS, the Assignor proposes to assign to the Assignee all of the rights of the Assignor under the Credit Agreement in respect of a portion of its Credit Exposure thereunder in an amount equal to $__________ (the "Assigned Amount") and the Assignee proposes to accept assignment of such rights and assume the corresponding obligations from the Assignor on such terms;

                  NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, the parties hereto agree as follows:

                  SECTION 1. Definitions. All capitalized terms not otherwise defined herein have the respective meanings set forth in the Credit Agreement.

                  SECTION 2. Assignment. The Assignor hereby assigns and sells to the Assignee all of the rights of the Assignor under the Credit Agreement to the extent of the Assigned Amount, and the Assignee hereby accepts such assignment from the Assignor and assumes all of the obligations of the Assignor under the

Credit Agreement to the extent of the Assigned Amount, including the purchase from the Assignor of the corresponding portion of the principal amount of the Loans made by the Assignor outstanding at the date hereof. Upon the execution and delivery hereof by the Assignor, the Assignee, [the Company and the Administrative Agent] and the payment of the amounts specified in Section 3 required to be paid on the date hereof, (i) the Assignee shall, as of the date hereof, succeed to the rights and be obligated to perform the obligations of a Lender under the Credit Agreement with a Credit Exposure in an amount equal to the Assigned Amount, and (ii) the Credit Exposure of the Assignor shall, as of the date hereof, be reduced by a like amount and the Assignor shall be released from its obligations under the Credit Agreement to the extent such obligations have been assumed by the Assignee. The assignment provided for herein shall be without recourse to the Assignor.

                  SECTION 3. Payments. As consideration for the assignment and sale contemplated in Section 2, the Assignee shall pay to the Assignor on the date hereof in immediately available funds the amount heretofore agreed between them.* It is understood that facility fees accrued to the date hereof are for the account of the Assignor and such fees accruing from and including the date hereof in respect of the Assigned Amount are for the account of the Assignee. Each of the Assignor and the Assignee hereby agrees that if it receives any amount under the Credit Agreement which is for the account of the other party hereto, it shall receive the same for the account of such other party to the extent of such other party's interest therein and shall promptly pay the same to such other party.

                  [SECTION 4. Consent of the Company and the Administrative Agent. This Agreement is conditioned upon the consent of the Company and the Administrative Agent pursuant to Section 9.6(c) of the Credit Agreement. The execution of this Agreement by the Company and the Administrative Agent is evidence of this consent. Pursuant to Section 9.6(c), the Company agrees to execute and deliver a Note payable to the order of the Assignee to evidence the assignment and assumption provided for herein.]

                  SECTION 5. Non-Reliance on Assignor. The Assignor makes no representation or warranty in connection with, and shall have no responsibility with respect to, the solvency, financial condition, or statements of the Company, or the validity and enforceability of the obligations of the Company under the Credit Agreement or any Note. The Assignee acknowledges that it has, independently and without reliance on the Assignor, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into

----------------
        * Amount should combine principal together with accrued interest and breakage compensation, if any, to be paid by the Assignee, net of any portion of any upfront fee to be paid by the Assignor to the Assignee.

this Agreement and will continue to be responsible for making its own independent appraisal of the business, affairs and financial condition of the Company.

                  SECTION 6. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

                  SECTION 7. Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

                  IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered by their duly authorized officers as of the date first above written.

                                            (NAME OF ASSIGNOR)

                                            By________________________________
                                               Name:

                                               Title:

                                            (NAME OF ASSIGNEE)

                                            By________________________________
                                               Name:

                                               Title:

                                            [UNITED STATES SURGICAL CORPORATION

                                            By________________________________
                                               Name:
                                               Title:


                                            THE BANK OF NEW YORK,
                                            as Administrative Agent

                                            By________________________________
                                               Name:
                                               Title:

                                                                       EXHIBIT E


                          CALCULATION OF FUNDING LOSSES

                  The following formula shall be used to calculate compensation for a funding loss (a "Funding Loss") due to a Lender under Section 2.11 in the event of a prepayment or conversion or a failure to borrow or to prepay a Fixed Rate Loan of such Lender:

                               (CR - RR) x PA x DR
                      FL   =   -------------------  +  AF
                                          360

                      FL   =   Funding Loss
                      CR   =   Contract Rate
                      RR   =   Reinvestment Rate
                      PA   =   Principal Amount
                      DR   =   Days Remaining
                      AF   =   Administrative Fee



                  "Administrative Fee" means the administrative fee usually charged by such Lender, not to exceed $250.

                  "Contract Rate" means, with respect to any such Fixed Rate Loan, the London Interbank Offered Rate or CD Base Rate applicable thereto expressed as a decimal.

                  "Days Remaining" means, with respect to any such Fixed Rate Loan, (i) if prepaid or converted, the number of days in the period from and including the date of such prepayment or conversion to but excluding the last day of the applicable Interest Period and (ii) if not borrowed, not continued, not converted or not prepaid (as applicable), the number of days in the applicable Interest Period.

                  "Principal Amount" means, with respect to any such Fixed Rate Loan, the principal amount thereof being prepaid or converted or not borrowed, not continued, not converted or not prepaid, as applicable.

                  "Reinvestment Rate" means, with respect to any such Fixed Rate Loan, a rate per annum (expressed as a decimal) reasonably determined by such Lender to be the rate at which an amount approximately equal to the Principal Amount thereof could be reinvested in the relevant interbank market on the date prepaid or converted or not borrowed, not continued, not converted or not prepaid, as applicable, for a period of time comparable to the applicable Days Remaining.

                                                                       EXHIBIT F


                               ACTIVE SUBSIDIARIES



ARR, Inc. (Delaware)
ASE Continuing Education Center S.A. (France)
ASE Partners S.A. (France)
Auto Suture Austria GmbH (Austria)
Auto Suture Belgium B.V. (Holland)
Auto Suture Company, Australia (Conn.)
Auto Suture Company, Canada (Conn.)
Auto Suture Company, Netherlands (Conn.)
Auto Suture Company, U.K. (Conn.)
Auto Suture Deutschland GmbH (Germany)
Auto Suture Eastern Europe, Inc. (Delaware)
Auto Suture Espana, S.A. (Spain)
Auto Suture Europe Holdings, Inc. (Conn.)
Auto Suture Europe S.A. (France)
Auto Suture European Services Center, S.A. (France)
Auto Suture France S.A. (France)
Auto Suture FSC Ltd. (U.S. Virgin Islands)
Auto Suture International, Inc. (Conn.)
Auto Suture Italia, S.p.A. (Italy)
Auto Suture Japan, Inc. (Japan)
Auto Suture Norden Co. (Conn.)
Auto Suture Poland, Limited Liability Company (Poland)
Auto Suture Puerto Rico, Inc. (Conn.)
Auto Suture Russia, Inc. (Delaware)
Auto Suture (Schweiz) AG (Switzerland)
Auto Suture Surgical Instruments (Russia)
EndoTherapeutics (Calif.)
United States Surgical Corporation (Ireland) Limited (Ireland)
USSC AG (Switzerland)
USSC (Deutschland) GmbH (Germany)
USSC Financial Services, Inc. (Conn.)
USSC Japan Kabushiki Kaisha (Japan)
USSC Medical GmbH (Germany)
U.S.S.C. Puerto Rico, Inc. (NY)

                                                                       EXHIBIT G


                              DISCLOSURE DOCUMENTS

1.         Company's 1995 Form 10-K

2.         Company's Form 10-Q for quarter ended June 30, 1996

3.         Tender Offer Documents

                                                                       EXHIBIT H


                          EXISTING LIENS SECURING DEBT

1. A lien on improved real property in Elancourt, France, securing payment of an aggregate principal amount, at June 30, 1996, of FF 484,452,000, owing under the U.I.S. Financing Documents.

2. North Haven Notes in the aggregate principal amount of $300,000,000 are secured by a Lien on the facility (including improvements thereto) leased by the Company under the North Haven Lease.

3. A lien on the Company's Japanese patents securing a note of Auto Suture Japan Inc. in favor of Century Medical Inc. in the principal amount of (Y)500,000,000 (approximately $5,000,000) issued as part of the consideration for the acquisition by the Company of the assets of its Japanese distributor.

4. Other Liens which may exist on miscellaneous property of the Company and its Subsidiaries securing obligations which, in the aggregate, do not exceed $5,000,000 and as to which the Responsible Officers do not, at September 16, 1996, have specific knowledge.